Exhibit 99.3

March 9, 2026

Stock Yards Bancorp, Inc.

1040 East Main Street

Louisville, KY 40206

Consent to Reference in Proxy Statement/Prospectus

Stock Yards Bancorp, Inc. (the “Company”) is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus included in such Registration Statement as a future member of the board of directors of the Company, such appointment to commence upon the effective time of the merger described in the proxy statement/prospectus.

[Signature Page Follows]

Sincerely,

/s/ Scott P. Davis
Scott P. Davis

[Signature Page for Consent to Reference in Proxy Statement/Prospectus]